Exhibit 99.1

NEWS

Vista Gold Corp. Announces Voting Results from Annual General Meeting

Denver, Colorado, April 30, 2020 - Vista Gold Corp. (“Vista” or the “Company) (NYSE American and TSX: VGZ) today announced the voting results from its annual general and special meeting of shareholders held on Thursday, April 30, 2020 in Littleton, Colorado (the “Meeting”).

A total of 59,648,103 common shares in the capital of the Company (“Common Shares”) were represented at the meeting, being 59.23% of the Common Shares. Detailed results for the ballot votes for the election of directors are as follows:

Proposal	Votes For %	Votes Withheld %
Election of John M. Clark as Director	97.19	2.81
Election of Frederick H. Earnest as Director	97.05	2.95
Election of W. Durand Eppler as Director	97.18	2.82
Election of Deborah J. Friedman as Director	97.13	2.87
Election of C. Thomas Ogryzlo as Director	97.39	2.61
Election of Michael B. Richings as Director	96.54	3.46
Election of Tracy A. Stevenson as Director	97.40	2.60

In addition, at the Meeting, shareholders appointed Plante & Moran PLLC as auditors of the Company and passed an ordinary resolution to approve on an advisory basis, the compensation of the Company’s Named Executive Officers.

About Vista Gold Corp.

The Company is a gold project developer. Our principal asset is our flagship Mt Todd gold project in Northern Territory, Australia. Mt Todd is the largest undeveloped gold project in Australia and as presently designed, is expected to be Australia’s 5th largest gold producer on an annual basis.

For further information, please contact Pamela Solly, Vice President of Investor Relations, at (720) 981-1185 or IR@vistagold.com. You may also visit our website at www.vistagold.com.